April 30, 2014

Johnson Mutual Funds Trust

3777 West Fork Road

Cincinnati, Ohio 45247

Re:	Johnson Mutual Funds Trust, File Nos. 33-52970 and 811-7254

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 28 to the Johnson Mutual Funds Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 40 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours, /s/ Thompson Hine LLP Thompson Hine LLP